Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022 relating to the financial statements of Freeline Therapeutics Holdings plc appearing in the Annual Report on Form 20-F of Freeline Therapeutics Holdings plc for the year ended December 31, 2021.

/s/ Deloitte LLP

Reading, United Kingdom

June 15, 2022